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                                                                    Exhibit 99.1

Wednesday April 1, 7:34 am Eastern Time

Company Press Release

Acsys, Inc. Signs Definitive Agreement to Acquire ICON Search and Consulting,
Inc.

WASHINGTON--(BUSINESS WIRE)--April 1, 1998--Acsys, Inc. (Nasdaq/NM:ACSY - news), a leading provider of specialty professional staffing services, today announced that it has signed a definitive agreement to acquire ICON Search and Consulting, Inc., an Atlanta-based information technology staffing company, in a stock-for-stock merger transaction, which the parties intend to qualify as a "pooling of interests" for accounting purposes and to qualify as a tax-free reorganization.

Under terms of the agreement, ICON shareholders will receive shares of Acsys common stock for all the equity interest of ICON. The number of Acsys shares to be issued is subject to adjustment based upon the average closing price of Acsys stock during a 15-trading day measuring period ending before closing. If Acsys's average closing price is between $11.87 and $19.76 for the measuring period, Acsys will issue an aggregate of 2,859,843 shares. If the average closing price is below $11.87, Acsys will issue shares having an aggregate market value of $33,946,336, subject to a maximum of 3,394,634 shares. If the average closing price is above $19.76, Acsys will issue shares having an aggregate market value of $56,510,498, subject to a minimum of 2,612,598 shares. If the average closing price of Acsys stock for the measuring period is less than $10.00, ICON may terminate the transaction; and if the average closing price is above $21.63, Acsys may terminate the transaction, subject to the right of the ICON shareholders to accept fewer shares than the minimum and avoid termination.

The transaction is expected to close during the second calendar quarter of 1998. The transaction is subject to the approval of Acsys's shareholders and certain other conditions. The transaction is expected to be accretive to earnings.

Operating from one Atlanta, Georgia, office, ICON had 1997 revenues in excess of $20 million, based on unaudited results. ICON provides IT staffing solutions in a variety of disciplines including SAP and PeopleSoft. Robert Bailey, currently President of ICON, will become the Division President of Information Technology; Steve Sutton, currently Vice President of ICON, will join Acsys as Chief Operating Officer of the Information Technology Division; and Robert Kwatnez, currently Vice President of ICON, will join the Acsys Board of Directors following the closing of the merger.

Timothy Mann, Jr., chief executive officer of Acsys, said, "The acquisition of ICON Search and Consulting marks our entry into the high-growth information technology staffing service sector and is a natural extension of our existing specialty professional temporary staffing and permanent placement services in the Atlanta market. This acquisition is both operationally and geographically synergistic with our existing Atlanta business. ICON brings experienced management as well as a proven growth track record to our company. We see a number of cross-selling opportunities with our existing business and will use ICON as a platform from which to expand our information technology staffing services.
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"This is our second acquisition since completing our initial public offering, and we are extremely optimistic about the acquisition pipeline. Our focus remains on specialty professional staffing companies that have a leading position in new markets or that are operationally and geographically synergistic with our existing business."

Acsys, Inc. is one of the leading accounting and finance temporary staffing and permanent placement firms in the U.S. Acsys currently operates 18 offices serving the Atlanta, Charlotte, Central New Jersey, Philadelphia, Tampa, Orlando, Washington, D.C. and Richmond, Virginia, metropolitan markets.

Information contained in this press release, other than historical information, should be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the operating results, performance or financial condition are the Company's ability to achieve and manage growth; the Company's ability to successfully identify suitable acquisition candidates, complete acquisitions or integrate the acquired business into its operations; the Company's ability to attract and retain qualified personnel; the Company's ability to develop new services; and other factors discussed in Acsys's filings with the Securities and Exchange Commission.

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Contact:

  Acsys Inc., Washington D.C.
  Timothy Mann Jr., 770/395-0014 x 127